UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 24, 2015 (April 21, 2015)

Insperity, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-13998 (Commission File Number)	76-0479645 (I.R.S. Employer Identification No.)

19001 Crescent Springs Drive
Kingwood, Texas 77339
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (281) 358-8986

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

[] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[] Pre-commencement communications pursuant to Rule 14d-2(b) under The Exchange Act (17 CFR 240.14d-2(b))

[] Pre-commencement communications pursuant to Rule 13e-4(c) under The Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective April 21, 2015, the Board of Directors of Insperity, Inc. (the “Company”) approved an increase in the size of the Board of Directors from 10 to 11 directors and appointed Michelle McKenna-Doyle to fill the newly created directorship. Ms. McKenna-Doyle will serve as a Class I director of the Company with an initial term expiring on the date of the Company’s annual meeting of stockholders in 2017. Ms. McKenna-Doyle has not been named to any committees of the Board of Directors at this time.

Ms. McKenna-Doyle currently serves as Chief Information Officer (CIO) and Senior Vice President of the National Football League (NFL). She also serves as a director of RingCentral, Inc. (NYSE:RNG), where she is a member of the audit and compensation committees.

As of the date of the appointment, Ms. McKenna-Doyle has not entered into or proposed to enter into any transactions required to be reported under Item 404(a) of Regulation S-K. Ms. McKenna-Doyle was appointed to the Board of Directors in accordance with the Agreement dated as of March 21, 2015, by and among Insperity, Inc. and Starboard Value LP and certain of its affiliates (the “Agreement”).

In connection with her appointment and in accordance with the Agreement and the Insperity, Inc. Directors Compensation Plan (the “Director Plan”), Ms. McKenna-Doyle will be awarded shares of restricted Common Stock of the Company with a grant date value equal to $75,000, with a three-year vesting schedule. Her annual compensation and retainer fees will be consistent with that provided to the Company’s other non-employee directors except that she will not be entitled to the Annual Director Award (as defined in the Director Plan) on the date of the 2015 annual meeting of stockholders of the Company.

A copy of the Company’s press release announcing the appointment of Ms. McKenna-Doyle to the Board of Directors is attached as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)    Exhibits.

The following exhibit is filed as part of this report:

Exhibit No.    Description

99.1        Press release issued by Insperity, Inc. on April 24, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INSPERITY, INC.

By:     /s/ Daniel D. Herink
Daniel D. Herink
Senior    Vice President of Legal, General Counsel and Secretary

Date: April 24, 2015

EXHIBIT INDEX

Exhibit
No.    Description

99.1    Press Release issued by Insperity on April 24, 2015.